Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100
Twitter: @Ligand_LGND

Ligand Reports Second Quarter 2016 Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

SAN DIEGO (August 4, 2016) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2016, and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time to discuss this announcement and answer questions.

“The past few months have been very active and rewarding with excellent revenue reports from our key licensees and important clinical, regulatory and commercial accomplishments by our partners,” said John Higgins, Chief Executive Officer of Ligand. “Royalties are up nearly 50% over a year ago, driven by significant increases for Promacta® and Kyprolis®. One of our licensed products with the highest royalty rate is EVOMELA™, and we are pleased to see its approval and commercial launch over the past few months. The OmniAb™ platform technology we acquired early this year continues to be validated with new and expanded licensing agreements, and adds considerable value in addition to our growing roster of Captisol®-enabled programs. We now have more than 150 shots-on-goal, or fully funded programs partnered or licensed with other companies.”

Second Quarter 2016 Financial Results

Total revenues for the second quarter of 2016 were $19.5 million, compared with $18.4 million for the same period in 2015. Royalty revenues were $9.8 million, compared with $6.6 million for the same period in 2015 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales were $3.9 million, compared with $10.7 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $5.9 million, compared with $1.1 million for the same period in 2015 due primarily to the timing of milestones and upfront license fees.

Cost of goods sold was $0.7 million for the second quarter of 2016, compared with $2.6 million for the same period in 2015 due to the timing and mix of Captisol sales. Amortization of intangibles was $2.7 million, compared with $0.6 million for the same period in 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $4.5 million, compared with $3.4 million for the same period of 2015 as a result of timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $6.9 million, compared with $7.2 million for the same period in 2015.

GAAP net loss for the second quarter of 2016 was $5.8 million, or $0.28 per share, compared with GAAP net income for the same period of 2015 of $23.6 million, or $1.11 per diluted share. GAAP net loss includes a $10 million non-cash write-down in the value of the Company's equity holdings of Viking, or $0.48 per share due to its ownership in

Viking being reduced from 49% to 33% as a result of Viking’s financing completed during the second quarter. Currently, the Company records the value of Viking shares using the Equity Method, which requires the Company to estimate the dilution to its position upon Viking issuing new shares to third-parties. Adjusted net income for the second quarter of 2016 was $10.8 million, or $0.50 per diluted share, compared with adjusted net income for the same period in 2015 of $38.5 million, or $1.85 per diluted share.

As of June 30, 2016, Ligand had cash, cash equivalents and short-term investments of $107.0 million.

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2016 were $49.2 million, compared with $33.0 million for the same period in 2015. Royalty revenues were $24.1 million, compared with $16.9 million for the same period in 2015 primarily due to higher royalties from Promacta® and Kyprolis®. Material sales were $9.2 million, compared with $14.4 million for the same period in 2015 due to timing of Captisol® purchases for use in clinical trials and commercial products. License and milestone revenues were $15.8 million, compared with $1.7 million for the same period in 2015 due primarily to the timing of milestones and upfront license fees.

Cost of goods sold was $1.7 million for the six months ended June 30, 2016, compared with $3.7 million for the same period in 2015 due to the timing and mix of Captisol® sales. Amortization of intangibles was $5.2 million, compared with $1.2 million for the same period in 2015 due primarily to additional amortization of intangibles related to the acquisition of OMT. Research and development expense was $8.5 million, compared with $6.8 million for the same period of 2015 as a result of timing of spending on internal development programs and non-cash stock-based compensation expense. General and administrative expense was $13.7 million, compared with $13.2 million for the same period in 2015 due to costs associated with OmniAb and non-cash stock-based compensation expense.

GAAP net income for the six months ended June 30, 2016 was $0.8 million, or $0.04 per diluted share, compared with GAAP net income for the same period of 2015 of $24.3 million, or $1.16 per diluted share. GAAP net income includes a $10 million non-cash write-down in the value of the Company's equity holdings of Viking, or $0.44 per share due to its ownership in Viking being reduced as a result of Viking’s financing completed during the second quarter. Adjusted net income for the six months ended June 30, 2016 was $31.8 million, or $1.47 per diluted share, compared with adjusted net income for the same period in 2015 of $45.4 million, or $2.19 per diluted share.

Financial Forecast

The Company affirms expectations for full-year 2016 total revenues to be between $115 million and $119 million, and adjusted earnings per diluted share to be between $3.41 and $3.46. Second half total revenues are projected to be in the range of $66 million to $70 million, and adjusted earnings per share are projected to be in the range of $1.94 to $1.99.

The adjusted earnings per diluted share guidance excludes non-cash stock-based compensation expense, non-cash debt-related costs, amortization related to acquisitions, changes in contingent liabilities, non-cash net losses of Viking Therapeutics equity, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, non-cash tax benefit (expense), unissued shares related to the anti-dilutive effect of second quarter 2016 GAAP net loss, unissued shares relating to the Senior Convertible Note and adjustments for discontinued operations, net of non-cash tax expense.

Second Quarter 2016 and Recent Business Highlights

Portfolio Program Progress

Promacta®/Revolade®

•
Novartis announced Q2 2016 net sales of Promacta® (eltrombopag) of $158 million, a $27 million or 21% increase over Q1 2016. This is the largest quarter-over-quarter increase in net sales in the product’s history and comes one year after Novartis’s acquisition of the product from GSK in early 2015.

•
The European Commission approved Revolade® (eltrombopag), a Novartis product, for the treatment of pediatric (age 1 and above) chronic immune (idiopathic) thrombocytopenic purpura (ITP) patients who are refractory to other treatments (e.g., corticosteroids, immunoglobulins). The approval includes the use of tablets as well as a new oral suspension formulation of Revolade®, which is designed for younger children who may not be able to swallow tablets.

Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol

•
On July 3, 2016, Amgen announced that the European Commission approved an expanded indication for Kyprolis® (carfilzomib), to be used in combination with dexamethasone alone, for adult patients with multiple myeloma who have received at least one prior therapy.

•	On July 4, 2016, Ono Pharmaceuticals, holder of Kyprolis® (carfilzomib) marketing rights in Japan, announced approval in Japan for treatment of patients with relapsed or refractory multiple myeloma.

•
On May 26, 2016, Amgen announced that the Kyprolis Global Economic Model (K-GEM) was published in the Journal of Medical Economics showing that in the United States, Kyprolis® (carfilzomib) in combination with lenalidomide and dexamethasone is cost-effective compared with lenalidomide and dexamethasone alone in patients with relapsed or refractory multiple myeloma and demonstrated an incremental cost-effectiveness ratio of $107,250 per Quality-Adjusted Life Year.

Additional Pipeline and Partner Developments

•
Spectrum Pharmaceuticals announced that the FDA granted seven years of Orphan Drug Exclusivity for EVOMELA™ for use as a high-dose conditioning treatment prior to hematopoietic progenitor (stem) cell transplantation in patients with multiple myeloma.

•
Coherus BioSciences announced data demonstrating the equivalence of its etanercept biosimilar (CHS-0214) to Enbrel® (etanercept), the reference product, with respect to efficacy as measured by the primary endpoint, ACR20 at 24 weeks.

•
Sage Therapeutics presented data that expanded scientific, clinical and burden-of-illness data for SAGE-547 at the 68th American Academy of Neurology Annual Meeting. Data from the open-label Phase 1/2 trial of SAGE-547 in super-refractory status epilepticus (SRSE) demonstrated that the 77% key efficacy endpoint response rate was not related to age, gender, ethnicity, co-morbid medical condition or underlying antiepileptic or third-line agents. Additional data presented illustrated that SRSE has a high burden of illness with significant morbidity, lengthy hospitalizations and significant utilization of ICU and overall hospital resources.

•
Oncobiologics announced that its Phase 3 clinical plan for ONS-3010 (Humira® biosimilar) received the first of its European Union clinical trial authorization approvals, including in the United Kingdom, Germany and Spain, for the biosimilarity study portion of the Phase 3 clinical program.

•
Viking Therapeutics highlighted positive data from a Phase 1b trial of VK2809 (TR Beta) in subjects with mild hypercholesterolemia at the 65th Annual Scientific Session and Expo of the American College of Cardiology.

•
Viking Therapeutics announced positive top-line results from a proof-of-concept study of VK0214 in a mouse model of X-linked adrenoleukodystrophy (X-ALD), showing that VK0214 rapidly reduced plasma very long chain fatty acid levels by more than 25% in treated animals compared with vehicle controls (p < 0.01).

•
Merrimack Pharmaceuticals announced that the FDA granted seribantumab (MM-121) Fast Track designation for development in patients with heregulin-positive, locally advanced or metastatic non-small cell lung cancer (NSCLC) whose disease has progressed following immunotherapy.

•
Merrimack Pharmaceuticals announced initiation of a Phase 1 study of MM-151 in combination with ONIVYDE® plus fluorouracil (5-FU) and Leucovorin in patients with RAS wild-type metastatic colorectal cancer, as well as the initiation of a biomarker-selected, multi-arm Phase 1 study for MM-151/MM-121 in metastatic colorectal, NSCLC and head and neck cancer that uses a combination of genetic and nongenetic biomarkers to match patients to appropriate novel combinations of investigational drug regimens based on their cancer's molecular signature.

•	Millennium/Takeda highlighted Phase 1b data on pevonedistat + chemotherapy at the 2016 ASCO meeting.

•
Opthea announced that the Phase 1 dose-escalation study of OPT-302 met its primary objective demonstrating safety and tolerability as monotherapy and in combination with the current wet AMD standard of care Lucentis®. Opthea is currently recruiting patients for its Phase 2a dose-expansion trial and expects data by the end of 2016.

•	Upsher-Smith announced that it commenced the first clinical study of its CXCR4 antagonist USL311 in patients with advanced solid tumors, triggering a $500,000 milestone payment to Ligand.

•
Marinus Pharmaceuticals announced that the FDA granted Orphan Drug designation to ganaxalone IV for the treatment of status epilepticus and that the company dosed the first subject in its Phase 1 clinical trial for the program.

•	An OmniAb licensee broadened its access to the platform by adding OmniFlic. Prior to the option exercise, this licensee’s access to the OmniAb technology was limited to OmniRat.

•	Wuxi out-licensed China rights to an undisclosed IND-ready antibody it discovered with the OmniAb platform and its sub-licensee will be responsible for all future costs related to the program.

•	Eli Lilly added a drug candidate to its Captisol® platform license and supply agreement, first entered into in December of 2011.

New Licensing Deals

•
Ligand announced a license agreement for its LTP technology with Nucorion Pharmaceuticals, a venture-funded biotechnology company focused on developing anti-cancer and anti-viral agents initially directed to China, of which Ligand is a minority shareholder. Three initial programs fall under the license: NUC-202, a targeted anti-cancer analog for the treatment of hepatocellular carcinoma; NUC-404, a targeted nucleotide analog for the treatment of hepatitis B; and NUC-101, a targeted nucleotide analog for the treatment of hepatitis C. Ligand is eligible to receive milestones in addition to royalties ranging from 5% to 9% on future net sales of any approved program.

•
Ligand announced a worldwide license agreement with Gilead Sciences that allows Gilead to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, milestone payments and royalties on future net sales of any antibodies discovered under the license.

•
Ligand entered a worldwide license agreement with F-Star Biotechnology Limited that allows F-Star to use the OmniAb platform to discover fully human mono- and bispecific antibodies. Ligand is eligible to receive annual access payments, milestone payments and royalties on future net sales of any antibodies discovered under the license.

Internal Glucagon Receptor Antagonist (GRA) Program

•
Ligand scientists gave an oral presentation on GRA at ENDO 2016 and presented a poster at the Levine-Riggs Diabetes Research Symposium, which highlighted data from the Phase 1b trial demonstrating that GRA significantly reduced fasting and post-prandial glucose in subjects with type 2 diabetes. Ligand expects to initiate a Phase 2 trial for the program in Q3 2016.

Recent Acquisitions

•
In May 2016, Ligand acquired economic rights to multiple programs owned by CorMatrix. Ligand paid $17.5 million to receive a portion of revenue from CorMatrix’s existing marketed products and will have the right to receive future royalties from potential future products.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three and six months ended June 30, 2016 and 2015 exclude non-cash stock-based compensation expense, non-cash debt-related costs, amortization related to acquisitions, changes in contingent liabilities, non-cash net losses of Viking Therapeutics equity, mark-to-market adjustment for amounts owed to licensors, fair value adjustments to Viking Therapeutics convertible note receivable and warrants, non-cash tax benefit (expense), unissued shares related to the anti-dilutive effect of second quarter 2016 GAAP net loss, unissued shares relating to the Senior Convertible Note and adjustments for discontinued operations, net of non-cash tax expense.

Management has presented net income and net income per share in accordance with GAAP and on an adjusted basis. Ligand believes the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A webcast replay of the call will be available at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. OmniAb® is a patent-protected transgenic animal platform used in the discovery of fully human mono-and bispecific therapeutic antibodies. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Celgene, Gilead, Janssen, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future revenue growth, Ligand's outlook for Captisol orders, the timing of the initiation or completion of clinical trials by Ligand and its partners, the timing of review of clinical data by the FDA, expected value creation for shareholders and guidance regarding second half and full-year 2016 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2016 or any portion thereof or beyond, that Ligand's 2016 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also not receive expected payments from CorMatrix in the event CorMatrix’s net sales do not meet our projections. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks

The information in this press release regarding certain third-party products and programs, including Promacta, a Novartis product and Kyprolis, an Amgen product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and TM symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Royalties	$9,754	$6,606	$24,144	$16,893
Material sales	3,886	10,681	9,227	14,410
License fees, milestones and other revenues	5,881	1,131	15,798	1,717
Total revenues	19,521	18,418	49,169	33,020
Operating costs and expenses:
Cost of goods sold	720	2,600	1,675	3,673
Amortization of intangibles	2,681	594	5,206	1,188
Research and development	4,507	3,416	8,508	6,784
General and administrative	6,863	7,225	13,691	13,219
Non-continuing expenses	374	218	618	441
Total operating costs and expenses	15,145	14,053	29,698	25,305
Income from operations	4,376	4,365	19,471	7,715
Other expense:
Other expense, net	(2,550)	(2,119)	(5,163)	(5,541)
Increase in contingent liabilities	(332)	(7,274)	(1,638)	(7,277)
Gain on deconsolidation of Viking	—	28,190	—	28,190
Loss from Viking	(11,138)	(870)	(12,743)	(870)
Total other expense, net	(14,020)	17,927	(19,544)	14,502
(Loss) income before income taxes	(9,644)	22,292	(73)	22,217
Income tax benefit (expense)	3,881	(265)	187	(279)
Loss (income) from continuing operations including noncontrolling interests	$(5,763)	$22,027	114	21,938

Discontinued operations:
Gain on sale of Oncology Product Line, net of tax	—	—	731	—
Net (loss) income:	$(5,763)	$22,027	$845	$21,938
Less: net loss attributable to noncontrolling interests	—	(1,537)	—	(2,380)
Net (loss) income attributable to common	$(5,763)	$23,564	$845	$24,318

Basic per share amounts:
(Loss) income from continuing operations	$(0.28)	$1.19	$0.01	$1.24
Discontinued operations	—	—	0.03	—
Net (loss) income	$(0.28)	$1.19	$0.04	$1.24
Diluted per share amounts:
(Loss) income from continuing operations	$(0.28)	$1.11	$0.01	$1.16
Discontinued operations	—	—	0.03	—
Net (loss) income	$(0.28)	$1.11	$0.04	$1.16

Weighted average number of common shares-basic	20,832	19,725	20,765	19,668
Weighted average number of common shares-diluted	20,832	21,276	22,615	20,953

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$106,953	$200,219
Accounts receivable, net	9,966	6,170
Note receivable from Viking	3,207	4,782
Inventory	3,835	1,633
Other current assets	2,602	1,908
Total current assets	126,563	214,712
Deferred income taxes	161,076	216,564
Goodwill and other identifiable intangible assets	282,502	60,585
Investment in Viking	18,733	29,728
Commercial license rights	26,141	8,554
Other assets	1,784	399
Total assets	$616,799	$530,542
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$7,647	$10,422
Current portion of contingent liabilities	5,337	10,414
2019 convertible senior notes, net	207,363	—
Total current liabilities	220,347	20,836
2019 convertible senior notes, net	—	201,985
Long-term portion of contingent liabilities	4,138	3,033
Other long-term liabilities	398	297
Total liabilities	224,883	226,151
Total Ligand Pharmaceuticals stockholders' equity	391,916	304,391
Total liabilities and stockholders' equity	$616,799	$530,542

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net (loss) income	$(5,763)	$23,564	$845	$24,318
Non-cash stock-based compensation expense	4,240	3,760	8,359	6,675
Non-cash debt related costs	2,710	2,548	5,379	5,058
Amortization related to acquisitions	2,185	—	4,115	—
Increase in contingent liabilities	332	7,274	1,638	7,277
Loss from Viking (a)	11,138	870	12,743	870
Mark-to-market adjustment for investments owed to licensors	142	465	(78)	1,164
Fair market value adjustment on Viking note and warrants	(326)	—	(311)	—
Non-cash tax benefit	(3,845)	—	(150)	—
Discontinued operations, net of non-cash tax expense	—	—	(731)	—
Adjusted net income	$10,813	$38,481	$31,809	$45,362
Diluted per-share amounts attributable to common shareholders:
Net (loss) income	$(0.28)	$1.11	$0.04	$1.16
Non-cash stock-based compensation expense	0.20	0.18	0.37	0.32
Non-cash debt related costs	0.13	0.12	0.24	0.24
Amortization related to acquisitions	0.10	—	0.18	—
Increase in contingent liabilities	0.02	0.34	0.07	0.35
Loss from Viking (a)	0.53	0.04	0.56	0.04
Mark-to-market adjustment for investments owed to licensors	0.01	0.02	—	0.06
Fair market value adjustment on Viking note and warrants	(0.02)	—	(0.01)	—
Non-cash tax benefit	(0.18)	—	(0.01)	—
Anti-dilutive effect of GAAP net loss share count adjustment	(0.05)	—	—	—
2019 Senior Convertible Notes share count adjustment	0.03	0.04	0.06	0.02
Discontinued operations, net of non-cash tax expense	—	—	(0.03)	—
Adjusted net income	$0.50	$1.85	$1.47	$2.19

GAAP-Weighted average number of common shares-diluted	20,832	21,276	22,615	20,953
Shares excluded due to anti-dilutive effect on GAAP net loss	2,123	—	—	—
Less: 2019 Senior Convertible Notes share count adjustment	1,205	463	977	232
Adjusted weighted average number of common shares-diluted	21,750	20,813	21,638	20,721

(a) Loss from Viking reflects the Company’s share of Viking's net loss of $1,162 and $2,767 for the three and six months ended June 30, 2016, respectively, and the decrease in the book value of the Company's equity method investment in Viking of $9,976 as a result of the Company's decreased ownership percentage in Viking after Viking's financing.

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